Exhibit 99.1

Annaly Mortgage Management, Inc. Announces Pricing of Common Stock and
       Series B Cumulative Convertible Preferred Stock Offerings

    NEW YORK--(BUSINESS WIRE)--April 6, 2006--Annaly Mortgage Management, Inc. (NYSE:NLY) announced today that it has set the price for the public offering of 34,100,000 shares of common stock at $11.75 per share for estimated gross proceeds of approximately $401 million. The Company has granted the underwriters a 30-day option to purchase up to an additional 5,115,000 shares of common stock to cover over-allotments. All of the shares are being offered by Annaly Mortgage Management, Inc.
    In addition, the Company announced that it has concurrently set the price for the public offering of 4,000,000 shares of 6.00% Series B cumulative convertible preferred stock at $25 per share for estimated gross proceeds of $100 million. The Series B cumulative convertible preferred stock will be convertible by holders into shares of the Company's common stock at an initial conversion rate of 1.7730 shares of common stock per share of Series B cumulative convertible preferred stock (subject to adjustment in certain circumstances), which represents an initial conversion price of approximately $14.10 per share. The underwriters have an option to purchase from the Company up to an additional 600,000 shares of Series B cumulative convertible preferred stock to cover over-allotments, if any.
    The estimated net proceeds to the Company from these offerings are expected to be approximately $477 million, which the Company intends to use to purchase mortgage-backed securities and for general corporate purposes.
    The common stock offering and the Series B cumulative convertible preferred stock offering are being conducted as separate public offerings by means of separate prospectus supplements, and the offerings are not contingent upon each other. The Company expects to close the transactions on or about April 12, 2006, and each closing is subject to the satisfaction of customary closing conditions.
    Merrill Lynch & Co. is acting as sole book-running manager for each of the public offerings. Citigroup and UBS Investment Bank are acting as joint lead managers for the common stock offering, with Deutsche Bank Securities, Keefe, Bruyette & Woods and RBC Capital Markets acting as co-managers. Bear, Stearns & Co. Inc. is acting as joint lead manager for the Series B cumulative convertible preferred stock offering. Information about each of the offerings is available in the prospectus supplements and the accompanying prospectus of the offerings filed with the Securities and Exchange Commission. Copies of the prospectus supplements can be obtained from Merrill Lynch's prospectus department at 4 World Financial Center, New York, NY 10080; Phone 212-449-1000.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares or Series B cumulative convertible preferred shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of common shares or Series B cumulative convertible preferred shares is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
    Annaly manages assets on behalf of institutional and individual investors worldwide through Annaly and through the funds managed by its wholly-owned registered investment advisor, FIDAC. The Company's principal business objective is to generate net income for distribution to investors from the spread between the interest income on its mortgage-backed securities and the cost of borrowing to finance their acquisition and from dividends Annaly receives from FIDAC, which earns investment advisory fee income. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT").

    This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, FIDAC's clients removal of assets FIDAC manages, FIDAC's regulatory requirements, and competition in the investment management business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in the prospectus supplements relating to each offering. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

    CONTACT: Annaly Mortgage Management, Inc.
             Investor Relations, 1-888-8Annaly
             www.annaly.com